Exhibit 99.1

ITT Inc. 1133 Westchester Ave. White Plains, NY 10604 tel 914 641 2000

Investors:	Media:
Melissa Trombetta	Kathleen Bark
melissa.trombetta@itt.com	kathleen.bark@itt.com

ITT names Luca Savi to new chief operating officer role

Company also announces departure of Industrial Process President Aris Chicles

WHITE PLAINS, N.Y., Jan. 5, 2017 – ITT Inc. (NYSE: ITT) announced today that Luca Savi has been named Chief Operating Officer. In this new role, he will focus on driving business performance by expanding and strengthening ITT’s comprehensive management system and processes, while continuing to grow world-class operational capabilities across the company.

“We are very pleased to have a proven business leader like Luca take on this key role,” said CEO and President Denise Ramos. “As president of our Motion Technologies business, he has advanced our long-term strategy while driving significant operational improvements that have further positioned MT as a global powerhouse.

“With this change, I also look forward to having the opportunity to take a more prominent role driving innovation and market growth, enhancing our partnerships and brands with customers and other external stakeholders, and engaging with employees across ITT.”

In addition, unrelated to the structural change, Industrial Process President Aris Chicles has announced he will be leaving the company.

“I want to recognize Aris for the significant contributions he has made to ITT. He played a vital role in enterprise strategy and business development over a number of years and was directly involved with our 2011 spin-off, which unlocked significant value and created the foundation for who we are today,” Ramos said.

“In addition, over the past three years, during a period of volatile market conditions, he has led the transformation of IP providing a foundation for the future. I want to thank Aris for his commitment and contributions to ITT and wish him all the best in the future.

“Going forward, IP will continue to drive a strategy focused on managing through the existing macro-economic environment, while delivering long-term growth and market share gains and strengthening operations, which Luca will help support in his new role. With this approach, we will continue to improve value creation for all our stakeholders.”

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